Filed Pursuant to Rule 424(b)(3)

Registration No. 333-287599

PROSPECTUS SUPPLEMENT NO. 2

(to prospectus dated May 29, 2025)

Medicus Pharma Ltd.

2,260,000 Common Shares Issuable upon the Exercise of Warrants

This prospectus supplement amends and supplements the prospectus dated May 29, 2025, as supplemented or amended from time to time (the "Prospectus"), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-287599). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 5, 2025 (the "Form 8-K"). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares and warrants, with an exercise price of $4.64 and expiration date of November 15, 2029 (the "Public Warrants"), are listed on The Nasdaq Capital Market ("Nasdaq") under the symbols "MDCX" and "MDCXW," respectively. On June 4, 2025, the last reported sales prices of the common shares and Public Warrants were $2.75 and $0.78, respectively.

We are an "emerging growth company" under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 10 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 5, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2025

MEDICUS PHARMA LTD.
(Exact name of registrant as specified in its charter)

Ontario	001-42408	98-1778211
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Conshohocken State Road, Suite 200
Conshohocken, Pennsylvania, United States 19428
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (610) 540-7515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	MDCX	NASDAQ Capital Market
Warrants, each exercisable for one common share at an exercise price of $4.64 per share	MDCXW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01 Change in Registrant's Certifying Accountant

Dismissal of Independent Registered Public Accounting Firm

On June 3, 2025, Medicus Pharma Ltd. (the "Company") dismissed EisnerAmper LLP ("EisnerAmper") as the Company's independent registered public accounting firm. The dismissal of EisnerAmper was recommended by the audit committee (the "Audit Committee") of the board of directors (the "Board") of the Company, and approved by the Board. The report of EisnerAmper on the financial statements of the Company as of and for the year ended December 31, 2024 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

EisnerAmper's report on the consolidated financial statements of Medicus Pharma Ltd. as of and for the year ended December 31, 2024 contained a separate paragraph stating that "The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company experienced negative cash flows from operating activities and has incurred operating losses that raise substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

During the year ended December 31, 2024 and the subsequent interim period through the date of this Current Report on Form 8-K, there were (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and EisnerAmper on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to EisnerAmper's satisfaction, would have caused EisnerAmper to make reference thereto in its report; and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for the disclosure of the following material weaknesses in the Company's internal control over financial reporting which existed during the Company's fiscal year ended December 31, 2024, as disclosed in Part II, Item 9A of the Company's Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (the "Commission") on March 28, 2025 and during the Company's fiscal quarter ended March 31, 2025, as disclosed in Part I, Item 4 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as filed with the Commission on May 12, 2025. The material weaknesses related to (i) lack of degree of precision in the review of materials used to record transactions in accordance with U.S. generally accepted accounting principles and (ii) lack of formalized or documented policies related to the overall information technology ("IT") system environment, including IT security and cybersecurity, centrally managed security patches and antivirus/malware protection, and user access. The material weaknesses identified did not result in the restatement of any previously reported financial statements or any related financial disclosure, nor did management believe that it had any effect on the accuracy of the Company's financial statements for the reporting periods ended December 31, 2024 and March 31, 2025. This reportable event was discussed among the Company's management, the Audit Committee, and EisnerAmper. EisnerAmper has been authorized by the Company to respond fully to the inquiries of KPMG LLP ("KPMG"), the successor accountant, concerning this reportable event.

The Company provided EisnerAmper with a copy of the disclosures in this Current Report on Form 8-K prior to its filing with the Commission and requested EisnerAmper furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated June 5, 2025, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Engagement of Independent Registered Public Accounting Firm

On June 4, 2025, in connection with the Company's dismissal of EisnerAmper, the Board approved the engagement of KPMG as its new independent registered public accounting firm to audit the Company's financial statements for the year ending December 31, 2025. The decision to retain KPMG was recommended by the Audit Committee, and approved by the Board, after taking into account the results of a comprehensive review process and other business factors.

During the two most recent fiscal years and in the subsequent interim period through June 4, 2025, neither the Company, nor any party on its behalf, consulted with KPMG regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company's financial statements, and no written reports or oral advice were provided to the Company by KPMG that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of (a) a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K or (b) a reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

16.1	Letter from EisnerAmper LLP

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEDICUS PHARMA LTD.

By:	/s/ Raza Bokhari
Name:	Dr. Raza Bokhari
Title:	Executive Chairman and Chief Executive Officer

Dated: June 5, 2025

Exhibit 16.1

June 5, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 5, 2025 of Medicus Pharma Ltd. and are in agreement with the statements contained therein as it regards our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ EisnerAmper LLP
EisnerAmper LLP